Exhibit 10.47

August 23, 2023
Erik Askelsen

Dear Erik,
On behalf of American Equity Investment Life Insurance Company® (AEL), I am pleased to confirm in writing our offer of at-will employment. This offer is to join our company as General Counsel in the Corporate department reporting to Anant Bhalla - effective on a date to be determined, but no later than January 2, 2024.
We feel that your skills and background will be valuable assets to our company. When you join our organization, you will become a part of a dynamic and dedicated team that works together to provide our internal and external clients with the highest possible level of service.
Base salary:
Our offer to you is an annual salary of $500,000 per year ($41,666.67 per month). This position is exempt. A performance evaluation will be conducted in the first quarter of 2024- and annually thereafter.
Compensation:
This offer also includes your participation in our Short-Term Incentive Plan and Long-Term Incentive Plan. Your Short-Term Incentive Plan opportunity is a target bonus of 50% of your base salary. The actual bonus to be paid under this incentive plan is based upon certain annual company performance metrics and personal goals.
You will also be recommended to the Board of Directors in February 2024 for a Long-Term Incentive award (or sooner if the timing of annual long-term grants is accelerated due to the Closing of the proposed merger). Your Long-Term Incentive Plan opportunity is a target award equal to 90% of your salary. Further details will be provided upon grant.
For the 2024 performance year, you will receive at least your target total direct compensation of $1,200,000.
Sign-on Awards:
To facilitate your transition to the Company, you will receive a $500,000 cash award, minus applicable taxes, payable to you as soon as administratively possible following your start date. Should you decide to leave the company, prior to the second anniversary of your start date, you will be required to pay back the sign-on bonus in full.
You may also be eligible to receive an equity award in the event you have to forfeit unvested compensation to join AEL. The value of this award will be determined once you know the value of any forfeited compensation but may not exceed $600,000. You will need to provide documentation to AEL's Chief People Officer with details regarding this forfeited compensation, and a copy of your 2023 W-2 (or applicable paystubs) prior to receiving a sign-on equity award. The type of any equity awarded (e.g., AEL or BAM restricted stock units) would be based upon whether your start date is before or after the Closing date of the proposed merger - and any equity awarded for this purpose would be granted in February of 2024 (or sooner if the timing of annual long-term grants is accelerated due to the Closing of the proposed merger).
In the event of an involuntary termination not for cause, you would not be required to pay back the sign-on cash bonus - and any sign-on equity granted to you to offset any forfeited compensation would be allowed to continue to vest per the vesting schedule outlined in the original award agreement.
Benefits:
As discussed in the verbal offer of employment, you will be eligible to participate in other programs appropriate to this position (e.g., 401(k) program). All our other company benefits are available to you in accordance with the plan details.

Employment Eligibility:
This offer is subject to the successful passing of a background investigation. In addition, you must provide appropriate work authorization, and in compliance with the Immigration Reform and Control Act of 1986, complete an Employment Verification Form 1-9 and present proof of identity and employment eligibility no later than 3 days after your start date. If the outcome of these checks and pre-employment screening are not satisfactory, this offer may be withdrawn and/or your employment may be terminated immediately without payment of further benefits.
Employment Terms:
We recognize that you retain the option, as does the Company, of ending your employment with us at any time, with or without cause. As such, your employment is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period. Any adjustments to your primary work location will require notification to Human Resources and approval by your Leader.
If you have any questions about this offer, please contact Jeff Frye, Head of Total Rewards, at [REDACTED]. You are encouraged to keep a copy for your records or we can provide one upon request.
We are excited to make this opportunity available to you, and we know this experience will be rewarding to your career as we work together, as one team, to drive value and success.
Sincerely,
/s/ Jeff Frye
Head of Total Rewards
American Equity Investment Life Holding Company

Accepted by: /s/ Erik Askelsen 08-24-23